Exhibit 99.1

Questar Corporation
Notice to Directors and Executive Officers
TO:        Questar Corporation Board of Directors and Executive Officers
DATE:        May 15, 2014
Subject:    Blackout Period for Questar Common Stock

Questar’s Employee Benefits Committee recently made the decision to move the recordkeeping and trustee services for the Questar Corporation 401(k) Retirement Income Plan (the 401(k) Plan). To ensure all information and assets are accurately transitioned and reconciled by the new recordkeeper, including assets in the Questar Stock Fund, a brief blackout period will be required and certain participant transactions in the 401(k) Plan will be placed on hold. The blackout period begins at 2:00 MDT on June 23, 2014, and is expected to end on or about July 11, 2014.

During this blackout period, you will be prohibited from purchasing, selling or otherwise acquiring or transferring Questar common shares (or any derivative security such as a stock option). The blackout period is required under Section 306(a) of the Sarbanes-Oxley Act, which prohibits directors and executive officers of an issuer from trading in the issuer’s equity securities during any period during which employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans.

Beginning on May 14, 2014, the plan administrator notified all participants that due to the transfer of the recordkeeping business to Prudential, a blackout will be required for activity in the 401(k) Plan to accurately transition the information and assets to the new recordkeeper.

If you have any question about this notice and the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting Questar Corporation, Attention: Julie Wray; P.O. Box 45433, Salt Lake City, UT 84145-0433; telephone: 801-324-2736. You may obtain information about the actual beginning and ending dates of the blackout period, without charge, during the blackout period and for a two-year period thereafter.